Exhibit 99.1

Establishing the CEO’s New Employment Arrangements

During 2012 and continuing through its meeting on November 2, 2012, the Board of Directors and Mr. White agreed that both parties were committed to Mr. White continuing as DIRECTV’s Chairman, President and Chief Executive Officer. The Compensation Committee of the Board (“Committee”) met and considered key compensation and governance issues before developing the CEO’s employment arrangements. The Committee’s primary objective was to continue the strong alignment of the CEO’s compensation with Company performance and shareholder interests.
During this period, the Committee evaluated alternative approaches against its compensation philosophy, sought the views of other Board members, and discussed objective analyses and points of view from its independent advisors for compensation and legal counsel. Among the reviews were analyses of pay levels and compensation arrangements of CEOs in our benchmark group of companies in the media, telecommunications and multi-channel video distribution industries and separately in general industry. The Committee also reviewed reports issued by governance advisors on the structure and alignment of our pay programs with shareholder interests, particularly the CEO’s pay.
CEO Performance The Committee considered Mr. White’s past performance and his commitment to continue as CEO as the basis for the framework developed for his future compensation. During Mr. White’s nearly 3-year tenure as CEO, the Company’s stock price has increased 54%. In comparison, over the same period, the S&P 500 Index increased 27%.
Compensation Philosophy The Committee designed the employment and compensation arrangements to be consistent with our compensation philosophy to retain top-performing executives, pay for performance, balance short-term and long-term goals and risk-to-reward relationships that encourage increasing long-term shareholder value, and align with shareholders’ interests.
No Employment Contract The Committee had previously decided to phase out employment contracts among the top executives, even though employment contracts are frequently found in the media and entertainment sector. Mr. White, who had proposed the phase out of employment contracts, also agreed to forego a new contract and will serve at the Board’s discretion when his existing contract lapses on January 1, 2013.
New Compensation Arrangements At the end of its discussions, the Committee determined that a combination of a base salary increase to the current market average, continued performance-based annual bonuses, annual performance-based equity awards (a change from the single three-year equity awards to the Chief Executive Officer in 2004, 2007 and 2010), continued annual reviews of performance and total compensation, and a CEO Severance Plan would meet its objectives.
As part of the new compensation arrangements, White’s base salary will increase to $1.7 million in 2013, which is about average among CEOs in our benchmark group of media, telecommunications and multi-channel video distribution industries. His annual performance bonus remains targeted at 200% of base salary (unchanged since 2010). This bonus will be based on achieving Company and individual performance goals set by the Committee and the Board each year, consistent with the bonus program for other senior executives.
The Committee intends that a large proportion of Mr. White’s pay will continue to be in the form of equity awards to continue to align his compensation with shareholder interests. Consequently, the Board approved a $12 million stock option award effective in November 2012, which is scheduled to vest on December 31, 2015, after three years of continued service.
Annual Equity Awards In addition to the initial option award described above, the Committee presently expects to provide annual equity awards, rather than a single equity grant for a three-year period as was done under Mr. White’s 2010 Employment Agreement. When determining the target values of potential future equity awards, the Committee presently expects that it will take into account the annualized value of the November 2012 stock option award. Consistent with the annual equity awards to other senior executives, the Committee presently expects to allocate the value of these future awards as follows: (i) 75% of the equity value in performance-based stock units; and (ii) 25% of the equity value in stock options. The Committee may alter this allocation ratio based on the annual pay evaluation described above. Further, the Committee reserves the discretion to issue equity awards to the CEO with terms and conditions that may differ from other executives’ awards.
The Committee presently expects, beginning in 2013, to award RSUs to the CEO with terms and conditions similar to those of the other senior executives. RSUs awarded to other senior executives are for a three-year forward-looking performance period (for example, RSUs awarded in 2012 are for the 2012-2014 performance period). The RSUs are payable at the end of the 3-year performance period. The Committee sets the terms of the RSUs including performance measures and maximum share payouts. At the end of each 3-year performance period, the number of RSUs actually converted to shares is subject to increase or decrease based on the Company’s performance compared to the performance measures.
The Committee presently expects, beginning in 2013, to award stock options to the CEO with terms and conditions similar to those of the other senior executives. Option awards to the other senior executives vest and become exercisable in equal increments annually over 3 years and expire after ten years.

Exhibit 99.1

Annual Performance and Pay Reviews The Committee will continue to review Mr. White’s pay each year, using the same pay evaluation process it uses for the Company’s other senior executives. This annual review process includes: (i) independent analysis of pay among our benchmark peer companies; (ii) internal pay comparisons; (iii) company performance; and (iv) individual performance. It is intended that a high proportion of Mr. White’s pay will continue to be performance-based and payable in shares of common stock, which aligns his compensation with shareholder interests. Consequently, the Company does not anticipate any material future change in Mr. White’s annual cash compensation opportunity (base salary and target annual performance bonus), unless competitive market pay levels indicate otherwise.
New Severance Arrangements Mr. White will participate in a severance plan that is generally consistent with the Executive Severance Plan announced earlier this year for other senior executives.